EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements of Ecosphere Technologies, Inc. on Forms S-8 (File Numbers 333-134414, 333-141922 and 333-167257), previously filed on May 24, 2006, April 5, 2007 and June 2, 2010 respectively, of our report dated April 2, 2013 on the consolidated financial statements and internal control over financial reporting of Ecosphere Technologies, Inc. and Subsidiaries as of December 31, 2012 and 2011 and for each of the three-years in the period ending December 31, 2012, which report is incorporated by reference in this Annual Report on Form 10-K/A Amendment No. 1 of Ecosphere Technologies, Inc. for the year ended December 31, 2012.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

April 30, 2013